UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
December 15, 2016
Date of Report (Date of earliest event reported)

lululemon athletica inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33608	20-3842867
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1818 Cornwall Avenue
Vancouver, British Columbia
Canada, V6J 1C7
(Address of principal executive offices, including Zip Code)
Registrant's telephone number, including area code: (604) 732-6124

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
The information set forth in Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On December 15, 2016, lululemon athletica inc., a Delaware corporation (“the Company”), entered into a Credit Agreement, dated as of December 15, 2016 (the “Credit Agreement”), among the Company, lululemon athletica canada inc., a corporation organized under the laws of British Columbia (“LACI”), Lulu Canadian Holding, Inc., a corporation organized under the laws of British Columbia (“LCHI”), and lululemon usa inc., a Nevada corporation (“LUSA” and, together with the Company, LACI and LCHI, the “Borrowers,” and each a “Borrower”), Bank of America, N.A., as administrative agent, swing line lender and letter of credit issuer (in such capacities, the “Agent”), HSBC Bank Canada (“HSBC”), as syndication agent and letter of credit issuer, and the lenders party thereto.
The Credit Agreement provides for $150.0 million in commitments under an unsecured five-year revolving credit facility (the “Revolving Facility”). Borrowings under the Revolving Facility may be made, at the Borrowers’ election, in U.S. Dollars, Euros, Canadian Dollars and, subject to the approval of the Agent and the lenders, other currencies freely transferable and convertible into U.S. Dollars that the Borrowers may request. Up to $35.0 million of the Revolving Facility will be available to the Borrowers for the issuance of letters of credit and up to $25.0 million of the Revolving Facility will be available for the issuance of swing line loans. The proceeds of loans borrowed under the Revolving Facility are expected to be used for working capital and general corporate purposes of the Company and its subsidiaries.
Commitments under the Revolving Facility may be increased by up to $200.0 million, subject to certain conditions as set forth in the Credit Agreement.
Loans under the Credit Agreement may be prepaid and commitments may be reduced or terminated without premium or penalty (other than customary breakage costs). The principal amount outstanding under the Credit Agreement will be due and payable in full on December 15, 2021, subject to provisions that permit the Company to request an extension by one or more lenders of such maturity date.
Subject to the exceptions set forth in the Credit Agreement, all borrowings under the Revolving Facility are guaranteed by the Company and LUSA, and borrowings made by LACI and LCHI under the Revolving Facility are guaranteed by LACI and LCHI.
Pursuant to the Credit Agreement, loans made under the Revolving Facility will bear interest at a rate per annum equal to, at the Company’s option, either (a) a rate based on the rates applicable for deposits on the interbank market for U.S. Dollars or the applicable currency in which the loans are made (the “LIBOR”) or (b) an alternate base rate, plus, in each case, an applicable margin. The applicable margin for loans will be determined by reference to a grid (the “Pricing Grid”) based on the ratio of consolidated indebtedness of the Company and its subsidiaries to consolidated EBITDAR (the “Consolidated Rent-Adjusted Leverage Ratio”) and ranges between 1.00%-1.75% for LIBOR loans and 0.00%-0.75% for alternate base rate loans. Additionally, the Borrowers will pay a commitment fee that ranges between 0.125% and 0.200%, calculated at a rate per annum determined in accordance with the Pricing Grid, on average daily unused amounts under the Revolving Facility and certain fees with respect to letters of credit.
The Credit Agreement contains negative covenants that, among other things and subject to certain exceptions, limit the ability of the Company’s subsidiaries to incur indebtedness, incur liens, undergo fundamental changes, make dispositions of all or substantially all of their assets, alter their businesses and enter into agreements limiting subsidiary dividends and distributions. The Company is also required to maintain a Consolidated Rent-Adjusted Leverage Ratio of not greater than 3.50:1.00 and is not permitted to allow the ratio of consolidated EBITDAR to consolidated interest charges (plus rent) to be less than 2.00:1.00.
The Credit Agreement also contains certain customary representations and warranties, affirmative covenants and events of default (including, among others, an event of default upon the occurrence of a change of control). If an event of default occurs, the commitments of the lenders may be terminated and the maturity of any outstanding loans may be accelerated.
The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.
 (d) Exhibits.

Exhibit No.	Description

10.1
Credit Agreement, dated as of December 15, 2016, among lululemon athletica inc., lululemon athletica canada inc., Lulu Canadian Holding, Inc. and lululemon usa inc., as borrowers, Bank of America, N.A., as administrative agent, swing line lender and letter of credit issuer, HSBC Bank Canada, as syndication agent and letter of credit issuer, and each other lender party thereto.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

lululemon athletica inc.

Dated: December 20, 2016	/s/ STUART HASELDEN
Stuart Haselden
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1
Credit Agreement, dated as of December 15, 2016, among lululemon athletica inc., lululemon athletica canada inc., Lulu Canadian Holding, Inc. and lululemon usa inc., as borrowers, Bank of America, N.A., as administrative agent, swing line lender and letter of credit issuer, HSBC Bank Canada, as syndication agent and letter of credit issuer, and each other lender party thereto.